EXHIBIT 23.1

We have issued our report dated March 19, 1999, accompanying the consolidated financial statements included in the Annual Report of CHS Electronics, Inc. on Form 10-K for the year ended December 31, 1998. We hereby consent to the incorporation by reference of said report in the Registration Statements of CHS Electronics, Inc. on Form S-3 (File No. 333-29779, effective July 25, 1997) and on Forms S-8 (File No. 333-40537, filed on November 19, 1997, as amended by File No. 333-61941 filed on August 20, 1998; File No. 333-40545, filed on November 19, 1997, as amended by File No. 333-61943 filed on August 20, 1998; File No. 333-40547, filed on November 19, 1997, as amended by File No. 333-61931 filed on August 20, 1998; File No. 333-61933 filed on August 20, 1998).

GRANT THORNTON LLP

Miami, Florida
March 19, 1999